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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

   Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

                        Date of Report: January 11, 2005
                        (Date of earliest event reported)

                           XECHEM INTERNATIONAL, INC.

             (Exact name of registrant as specified in the charter)

           Delaware                      0-23788                 22-3284803
(State or other jurisdiction of       (Commission               (IRS Employer
        incorporation)                  File No.)            Identification No.)


                    100 Jersey Avenue, Building B, Suite 310
                      New Brunswick, New Jersey 08901-3279
                    (Address of Principal Executive Offices)

                                 (732) 247-3300
               Registrant's telephone number including area code)

                                 NOT APPLICABLE
          (Former name or former address, if changed since last report)

                          ----------------------------

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR
    230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR
    240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))



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ITEM 1.01         ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

         Xechem International, Inc. (the "Company") entered into a letter agreement ("Note Purchase Agreement") dated November 11, 2003, with Marjorie Chassman ("Chassman") to issue $6,000,000 of unsecured promissory notes (the "New Notes") over a 12 month period, to be funded: (i) $700,000 by November 25, 2003; (ii) $650,000 by December 24, 2003; (iii) $500,000 per month for January and February, 2004; (iv) $450,000 for March, April and May, 2004; (v) $400,000 for June, July, August, September and October, 2004; and (vi) $300,000 for November, 2004. Proceeds from the loans for 2004 were due on the first business day of the month, subject to a 30-day grace period. The New Notes bear interest at 8% per annum and mature 18 months from the date of the agreement. In addition, we granted Chassman five year warrants to purchase 30,000,000 shares of Company common stock at an exercise price of $.0025 per share, subject to anti-dilution terms and subject to pro rata vesting based upon funding of the loan. The warrants are not be exercisable until one year after issuance. The estimated fair value of the warrants of $3,945,000 was allocated to paid-in capital. This deferred financing fee was amortized over the term of the notes.

         On May 26, 2004, an amount equal to $2,800,000 had been advanced by Chassman to the Company. The parties agreed to amend the Original Agreement to provide for the remaining funding of the New Debt. Under the terms of the amendment to the Original Agreement, Chassman was to fund the remaining portion of the New Debt at the rate of $200,000 per month. Furthermore, the debt, which was unsecured, would be due December 31, 2006. No additional payments were made with respect to funding the New Debt. As of June 30, 2004, the Company received $2,800,000 from this loan and recorded $103,100 in accrued interest.

         On January 11, 2005, the Company entered into a new letter agreement (to be superseded by a definitive agreement) with Chassman, whereby Chassman agreed to provide $1,000,000 in financing to the Company on the following terms and conditions (the "Agreement"):

         o Chassman will advance $1,000,000 to Xechem. (She funded this sum on January 11, 2005.) This advance will be repayable upon the closing on bridge financing in the amount of at least $2,000,000 net proceeds to the Company and not to exceed $2,500,000 of aggregate bridge financing. If less than $2,000,000 of net proceeds is raised in the bridge financing, Chassman's advance will be repaid in part out of the entire excess net proceeds over $1,000,000. Any portion not repaid out of the bridge financing will be pari passu debt with the bridge debt on all the same terms and conditions.

         o Chassman will extend the maturity of the debt currently due to her (approximately $3,900,000 plus accrued interest) to December 31, 2006, subject to the required sale of the Company's holdings of Ceptor Corporation, a Delaware corporation ("Ceptor") common stock. The debt will be secured by a second priority security interest in the Company's Ceptor common stock position (which will become a first priority lien when and if the bridge financing is repaid in full). The debt will be made convertible into Company common stock at $.015 per share conversion price, provided that no conversion may be effected prior to May 1, 2005, and, provided further, no conversion may be effected if it will result in Chassman's




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                  ownership of 5% or more of the Company's outstanding common stock. In addition, the vested portion of the 30,000,000 warrants related to Chassman's prior funding of the Company (approximately 14,000,000 warrants) will be issued immediately, in tranches dated to coincide with the prior funding by Chassman. The warrants will contain a cashless exercise period and will also be subject to a limitation on exercise that after giving effect to any exercise Chassman shall not own 5% or more of the Company's outstanding common stock. The unvested portion of the 30,000,000 warrants will be cancelled.

         o After repayment (including by conversion) of the bridge financing, two-thirds of the sale proceeds of Ceptor common stock resulting from sales by the Company will be applied to retire the debt due to Chassman, with the remainder available to the Company. The portion of the debt secured by the Bristol Myers litigation proceeds will continue to be so secured and will be repaid last out of Ceptor common stock sale proceeds.

         o In the event that the Company has not received bridge financing proceeds, including any funds advanced by Chassman, of at least $2,000,000 by February 28, 2005, the conversion price on Chassman's pre-existing debt will be reset at $.02 per share of Company common stock.

ITEM 1.02         TERMINATION OF MATERIAL DEFINITIVE AGREEMENT.

         See response to Item 1.01.

ITEM 3.02         UNREGISTERED SALES OF EQUITY SECURITIES.

         See response to Item 1.01.



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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:   January 11, 2005

                                               XECHEM INTERNATIONAL, INC.

                                               By: /s/ Stephen Burg
                                                   ----------------------------
                                                   Stephen Burg, Director


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